Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 1-K of our report dated July 7, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of ASI Aviation, Inc., which appear in such Annual Report.

/s/ Friedman LLP

Marlton, New Jersey July 7, 2020